EXHIBIT 4.26
SUPPLEMENTAL INDENTURE TO THE SEVENTEENTH SUPPLEMENTAL INDENTURE
     This SUPPLEMENTAL INDENTURE TO THE SEVENTEENTH SUPPLEMENTAL INDENTURE, dated as of July 11, 2006 (this “Supplemental Indenture”), among ALLIED WASTE NORTH AMERICA, INC., a Delaware corporation (the “Company”), having its principal place of business at 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, the GUARANTORS signatory hereto (the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).
WITNESSETH:
     WHEREAS, the Company, the guarantors party thereto and the Trustee have heretofore executed and delivered the indenture, dated as of December 23, 1998 (the “Base Indenture”), as supplemented by the seventeenth supplemental indenture, dated as of May 17, 2006 among the Company, the guarantors party thereto and the Trustee (the “Seventeenth Supplemental Indenture” and, as amended, together with the Base Indenture, the “Indenture”), providing for the issuance of 7 1/8 % Senior Notes due 2016 (the “Notes”) of the Company;
     WHEREAS, there is currently outstanding under the Indenture $600,000,000 in aggregate principal amount of the Notes;
     WHEREAS, Section 8.1 of the Base Indenture provides that the Company, the guarantors and the Trustee, without the consent of any Holders at any time and from time to time, may enter into a supplemental indenture for the purpose of adding guarantors to become obligated under the Indenture;
     WHEREAS, the Restricted Subsidiaries listed on Schedule A hereto are obligated to become Guarantors of the Notes pursuant to Section 15.5 of the Base Indenture;
     WHEREAS, the Company and each of the Guarantors, has been authorized by a resolution of each of their respective Board of Directors (or similar governing body) to enter into this Supplemental Indenture; and
     WHEREAS, all other acts and proceedings required by law, by the Indenture, by the certificate of incorporation and by-laws (or similar governing documents) of the Company and each of the Guarantors, to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:
     Section 1. ADDITIONAL GUARANTORS.
     (1) The Restricted Subsidiaries listed on Schedule A hereto are henceforth Guarantors of the Notes pursuant to Section 15.5 of the Base Indenture. The Guarantors agree to provide an unconditional Guarantee on the terms and subject to the conditions of the Indenture including but not limited to Article 15 thereof.
     (2) This Supplemental Indenture shall not change any other term of the Notes, the Indenture or the Seventeenth Supplemental Indenture.

     Section 2. EFFECTIVENESS, OPERATIVENESS
     (1) This Supplemental Indenture will be binding and effective upon the Company, the Guarantors, the Trustee and the Holders of the Notes as of the date hereof.
     Section 3. REFERENCE TO AND EFFECT ON THE INDENTURE
     (1) On and after the effective date of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.
     (2) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.
     Section 4. GOVERNING LAW
     THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED AND CONSTRUED BY THE INTERNAL LAW OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Section 5. DEFINED TERMS
     Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.
     Section 6. TRUST INDENTURE ACT CONTROLS
     If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.
     Section 7. TRUSTEE DISCLAIMER
     The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
     Section 8. COUNTERPARTS
     This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.
     Section 9. TITLES
     Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

     Section 10. SEVERABILITY
     In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first above written.

ALLIED WASTE NORTH AMERICA, INC.

By:	/s/ Michael S. Burnett

Name: Michael S. Burnett
Title: Treasurer and Vice President

ALLIED WASTE INDUSTRIES, INC.

for purposes of Article 15 of the Indenture and as Guarantor of the Notes and as Guarantor of the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees

By:	/s/ Michael S. Burnett

Name: Michael S. Burnett
Title: Treasurer and Senior Vice President

Each of the Subsidiary Guarantors Listed on Schedule A hereto, as Guarantor of the Notes

By :	/s/ Michael S. Burnett

Name: Michael S. Burnett
Title: Treasurer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Richard Prokosch

Name: Richard Prokosch
Title: Vice President

SCHEDULE A
Allied Waste Environmental Management Group, LLC, a Delaware limited liability company
Allied Waste Systems of Colorado, LLC, a Colorado limited liability company
Allied Waste Transfer Services of Arizona, LLC, a Delaware limited liability company
Allied Waste Transfer Services of Rhode Island, LLC, a Delaware limited liability company
Borrow Pit Corp., an Illinois corporation
Obscurity Land Development, LLC, a Virginia limited liability company